Exhibit 15.5

Report of Independent Auditors

To the Partners of Navios Maritime Containers Sub L.P.

Opinion

We have audited the accompanying consolidated financial statements of Navios Maritime Containers Sub L.P. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2021, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the three years in the period ended December 31, 2021 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

April 12, 2022

NAVIOS MARITIME CONTAINERS SUB L.P.

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. dollars except unit and per unit data)

		December 31,	December 31,
	Notes	2021	2020
ASSETS
Current assets
Cash and cash equivalents	3,9	$6,487	$7,573
Accounts receivable, net	4	3,652	3,456
Inventories		4,664	4,505
Balance due from parent group companies	9,12	381	—
Balance due from related parties, current	12	—	150
Loans receivable from parent group companies, current portion	9,12	6,599	—
Other current assets	5	1,036	674
Prepaid expenses		231	326

Total current assets		23,050	16,684

Non-current assets
Vessels, net	6	370,220	384,970
Deferred drydock and special survey costs, net		36,127	19,068
Balance due from related parties, non-current	9,12	8,157	8,436
Loans receivable from parent group companies, non-current portion	9,12	37,850	—
Other long-term assets		1,501	1,632

Total non-current assets		453,855	414,106

Total assets		$476,905	$430,790

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable		$1,870	$3,168
Accrued expenses	11	2,793	2,813
Deferred income and cash received in advance		6,429	1,105
Balance due to related parties, current	9,12	14,859	—
Financial liabilities short term, net of deferred finance costs	8,9	19,661	22,165
Current portion of long-term debt, net of deferred finance costs	8,9	26,277	10,611

Total current liabilities		71,889	39,862

Non-current liabilities
Long-term financial liabilities, net of current portion and net of deferred finance costs	8,9	130,190	154,272
Long-term debt, net of current portion and net of deferred finance costs	8,9	47,096	45,111
Other long-term liabilities		2,446	—

Total non-current liabilities		179,732	199,383

Total liabilities		251,621	239,245

Commitment and contingencies	11	—	—
Partners’ capital
Common unit holders — 1 and 32,445,577 common units issued and outstanding at December 31, 2021 and December 31, 2020, respectively	1,14	225,284	191,545

Total Partners’ capital		225,284	191,545

Total liabilities and Partners’ capital		$476,905	$430,790

See notes to consolidated financial statements.

NAVIOS MARITIME CONTAINERS SUB L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. dollars except unit and per unit data)

		Year Ended	Year Ended	Year Ended
		December 31,	December 31,	December 31,
	Notes	2021	2020	2019
Revenue		$211,743	$127,188	$141,532
Time charter and voyage expenses		(4,668)	(6,327)	(5,754)
Direct vessel expenses	12	(12,637)	(5,488)	(4,077)
Vessel operating expenses (entirely through related parties transactions)	12	(67,996)	(69,147)	(65,638)
General and administrative expenses	12	(9,704)	(10,890)	(10,223)
Transaction costs	13	(348)	(1,626)	—
Depreciation and amortization	6,7	(10,419)	(16,598)	(28,647)
Interest income		54	—	—
Interest expense and finance cost	8	(10,543)	(13,912)	(16,846)
Gain on sale of asset	6	26,647	—	—
Other income		—	409	603
Other expense	11,12	(3,390)	(261)	(3,443)

Net income		$118,739	$3,348	$7,507

See notes to consolidated financial statements.

NAVIOS MARITIME CONTAINERS SUB L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. dollars except unit and per unit data)

		Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	Note	2021	2020	2019
OPERATING ACTIVITIES:
Net income		$118,739	$3,348	$7,507
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,7	10,419	16,598	28,647
Amortization of deferred financing costs		1,407	2,361	1,943
Amortization of deferred drydock and special survey costs		8,782	5,311	3,639
Gain on sale of asset	6	(26,647)	—	—
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable		(196)	(1,169)	356
Increase in due from parent group companies	12	(381)	—	—
Decrease/(increase) in balance due from related companies, current	12	150	(150)	—
Increase in loans receivable from parent group companies, current	12	(6,599)	—	—
Increase in inventories		(159)	(48)	(3,858)
(Increase)/decrease in other current assets		(362)	4,409	(1,622)
Decrease/(increase) in prepaid expenses		95	(254)	28
Decrease/(increase) in balance due from related parties, non-current		280	(242)	(333)
Increase in loans receivable from parent group companies, non-current	12	(7,701)	—	—
Decrease/(increase) in other long term assets		131	(407)	(127)
(Decrease)/increase in accounts payable		(1,297)	828	(1,230)
(Decrease)/increase in accrued expenses		(20)	885	2,626
Increase/(decrease) in due to related companies		14,859	(15,664)	12,521
Increase/(decrease) in deferred income and cash received in advance		5,324	298	(1,345)
Increase in other long-term liabilities		2,446	—	—
Payments for drydock and special survey costs		(26,503)	(5,416)	(11,776)

Net cash provided by operating activities		$92,767	$10,688	$36,976

INVESTING ACTIVITIES:
Net cash proceeds from sale of vessels	6	33,893	—	—
Acquisition of/additions to vessels	6,7,12	(2,253)	(581)	(62,513)
Purchase option fee	11	—	(3,000)	—

Net cash provided by/ (used in) investing activities		$31,640	$(3,581)	$(62,513)

FINANCING ACTIVITIES:
Proceeds from long-term debt and financial liabilities, net	8	—	119,060	125,022
Repayment of long-term debt and financial liabilities	8	(40,469)	(132,400)	(98,417)
Debt issuance costs		(24)	(2,520)	(1,851)
Cash distributions paid	15	(85,000)	—	—
Repurchase of common units	14	—	(1,783)	—

Net cash (used in)/ provided by financing activities		$(125,493)	$(17,643)	$24,754

Net decrease in cash and cash equivalents and restricted cash		(1,086)	(10,536)	(783)
Cash and cash equivalents and restricted cash, beginning of period		7,573	18,109	18,892

Cash and cash equivalents and restricted cash, end of period		$6,487	$7,573	$18,109

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest, net		$9,131	$12,016	$14,296

See notes to consolidated financial statements.

NAVIOS MARITIME CONTAINERS SUB L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(Expressed in thousands of U.S. dollars except unit and per unit data)

				Total
		Common unit holders		Partners’
	Note	Units	Amount	Capital
Balance, December 31, 2018		34,603,100	$182,473	$182,473

Net income		—	7,507	7,507

Balance, December 31, 2019		34,603,100	$189,980	$189,980

Repurchase of common units	14	(2,157,523)	(1,783)	(1,783)
Net income		—	3,348	3,348

Balance, December 31, 2020		32,445,577	$191,545	$191,545

Cancelation of units	14	(32,445,576)	—	—
Dividends paid	15	—	(85,000)	(85,000)
Net income		—	118,739	118,739

Balance, December 31, 2021		1	$225,284	$225,284

See notes to the consolidated financial statements.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

NOTE 1: DESCRIPTION OF BUSINESS

Navios Maritime Containers Inc. (“Navios Containers Inc.”) was incorporated on April 28, 2017 under the laws of the Republic of the Marshall Islands.

Conversion into Limited Partnership

On November 30, 2018, Navios Containers Inc. was converted into a limited partnership, Navios Maritime Containers L.P. (“Navios Containers LP”). In connection with the conversion, Navios Maritime Containers GP LLC, a Marshall Islands limited liability company, became the Company’s (as defined herein) general partner.

Merger with Navios Partners

On March 31, 2021, Navios Containers LP completed the merger (“Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 31, 2020, by and among Navios Maritime Partners L.P. (“Navios Partners”), its direct wholly-owned subsidiary NMM Merger Sub LLC (“Merger Sub”), Navios Containers LP and Navios Maritime Containers GP LLC, Navios Containers LP’s general partner. Pursuant to the Merger Agreement, Merger Sub merged with and into Navios Containers LP, with Navios Containers LP continuing as the surviving partnership. As a result of the merger, Navios Containers LP became a wholly-owned subsidiary of Navios Partners. Following the exercise of the optional second merger (the “Second Merger”), Navios Containers LP merged with and into Navios Maritime Containers Sub L.P. (“Navios Containers” or the “Company”), with Navios Containers continuing as the surviving partnership, and Migen Shipmanagement Ltd became the Company’s general partner. The assets and liabilities of Navios Containers LP were assumed at their book values as part of a reorganization under common control. Consistent with the legal transfer of assets and liabilities, the financial statements have been prepared as a continuation of the activity of the Company. The consolidated financial statements have been prepared giving retrospective effect to the transaction described above. Accordingly, the consolidated financial statements include the historical financial statements of Navios Containers LP for all periods presented.

Under the terms of the Merger Agreement, Navios Partners acquired all of the publicly held common units of Navios Containers LP through the issuance of 8,133,452 newly issued common units of Navios Partners in exchange for the publicly held common units of Navios Containers LP at an exchange ratio of 0.39 units of Navios Partners for each Navios Containers LP common unit.

Upon completion of the Merger on March 31, 2021, beginning from April 1, 2021, the results of operations of Navios Containers are included in Navios Partners’ Consolidated Statements of Operations.

Upon completion of the Merger, the Navios Containers LP common units previously listed on the Nasdaq Global Select Market under the stock symbol “NMCI” were deregistered under the Exchange Act, and cancelled. Following the Second Merger, Migen Shipmanagement Ltd, a wholly owned subsidiary of Navios Partners, owns 100% of the general partner interest and Navios Partners owns 100% of the limited partner interest.

The operations of the Company are managed by Navios Shipmanagement Inc. (the “Manager”), from its offices in Piraeus, Greece, Singapore and Monaco.

As of December 31, 2021, the Company owned 28 container vessels.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) Basis of Presentation: The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company had no items of other comprehensive income for the years ended December 31, 2021, 2020 and 2019.

Based on internal forecasts and projections that take into account reasonably possible changes in Company’s trading performance, management believes that the Company has adequate financial resources to continue in operation and meet its financial commitments, including but not limited to capital expenditures, cash from sale of vessels and debt service obligations, for a period of at least twelve months from the date of issuance of these consolidated financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its consolidated financial statements.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

(b) Recent Accounting Pronouncements:

In July 2021, the FASB issued ASU 2021-05, Lease (Topic 842): Lessors—Certain Leases with Variable Lease Payments (“ASU 2021-05”). The guidance in ASU 2021-05 amends the lease classification requirements for the lessors under certain leases containing variable payments to align with practice under ASC 840. The lessor should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if both of the following criteria are met: 1) the lease would have been classified as a sales-type lease or a direct financing lease in accordance with the classification criteria in ASC 842-10-25-2 through 25-3; and 2) the lessor would have otherwise recognized a day-one loss. The amendments in ASU 2021-05 are effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adoption to the consolidated and combined financial statements and related disclosures.

In March 2020, the Financial Accounting Standards Board issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”).” ASU 2020-04 provides temporary optional expedients and exceptions to the guidance in U.S. GAAP on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. In January 2021, the FASB issued Accounting Standard Update (“ASU”) 2021-01 (Topic 848), which amends and clarifies the existing accounting standard issued in March 2020 (“ASU”) 2020-04 for Reference Rate Reform. Reference rates such as LIBOR, are widely used in a broad range of financial instruments and other agreements. The ASU permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities under way in global financial markets (the “discounting transition”). The ASU 2020-04 is effective for adoption at any time between March 12, 2020 and December 31, 2022, for all entities and the ASU 2021-01 is effective for all entities as of January 7, 2021 through December 31, 2022. As of December 31, 2021, the Company has not made any contract modifications to replace the reference rate in any of its agreements and will continue to evaluate the effects of this standard on its consolidated financial position, results of operations, and cash flows.

(c) Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Navios Containers, a Marshall Islands limited partnership, and its subsidiaries that are all 100% owned. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Subsidiaries: Subsidiaries are those entities in which the Company has an interest of more than one half of the voting rights or otherwise has power to govern the financial and operating policies. The acquisition method of accounting is used to account for the acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition. The excess of the cost of acquisition over the fair value of the net assets acquired and liabilities assumed is recorded as goodwill.

Subsidiaries included in the consolidation:

				Statements of Operations
Company name	Nature Name	Effective Ownership	Country of incorporation	2021	2020	2019
Navios Maritime Containers L.P.	Holding Company	—	Marshall Is.	01/01—05/28	01/01—12/31	01/01—12/31
Navios Maritime Containers Sub L.P.	Holding Company	—	Marshall Is.	03/30—12/31	—	—
Navios Partners Containers Finance Inc.	Sub—Holding Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Navios Partners Containers Inc.	Sub—Holding Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Olympia II Navigation Limited	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Pingel Navigation Limited	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

Ebba Navigation Limited	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Clan Navigation Limited	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Sui An Navigation Limited	Vessel Owning Company (2)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Bertyl Ventures Co.	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Silvanus Marine Company	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Anthimar Marine Inc.	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Enplo Shipping Limited	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Morven Chartering Inc.	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Rodman Maritime Corp.	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Isolde Shipping Inc.	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Velour Management Corp.	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Evian Shiptrade Ltd.	Vessel Owning Company (1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Boheme Navigation Company	Sub—Holding Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Theros Ventures Limited	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Legato Shipholding Inc.	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Inastros Maritime Corp.	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Zoner Shiptrade S.A.	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Jasmer Shipholding Ltd.	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Thetida Marine Co.	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Jaspero Shiptrade S.A.	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Peran Maritime Inc.	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Nefeli Navigation S.A.	Vessel Owning Company(1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	03/13—12/31
Fairy Shipping Corporation	Vessel Owning Company(1)(3)	100%	Marshall Is.	01/01—12/31	01/01—12/31	07/02—12/31
Limestone Shipping Corporation	Vessel Owning Company(1)(3)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Crayon Shipping Ltd	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Chernava Marine Corp.	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Proteus Shiptrade S.A	Vessel Owning Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Vythos Marine Corp.	Vessel Owning Company(1)	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Iliada Shipping S.A.	Operating Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Vinetree Marine Company	Operating Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31
Afros Maritime Inc.	Operating Company	100%	Marshall Is.	01/01—12/31	01/01—12/31	01/01—12/31

(1)	Currently, vessel-operating company under the sale and leaseback transactions.
(2)	The vessel was sold on July 31, 2021.
(3)	Vessel agreed to be sold in February 2022 (see Note 16: Subsequent Events).

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

(d) Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to uncompleted voyages, future drydock dates, the selection of useful lives for tangible assets, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivables, provisions for legal disputes and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

(e) Cash and Cash Equivalents: Cash and cash equivalents consist from time to time of cash on hand, deposits held on call with banks, and other short-term liquid investments with original maturities of three months or less.

(f) Insurance Claims: Insurance claims at each balance sheet date consist of claims submitted and/or claims in the process of compilation or submission (claims pending). They are recorded on an accrual basis and represent the claimable expenses, net of applicable deductibles, incurred through December 31 of each reported period, which are probable to be recovered from insurance companies. Any remaining costs to complete the claims are included in accrued liabilities. The classification of insurance claims into current and non-current assets is based on management’s expectations as to their collection dates.

(g) Inventories: Inventories, which are comprised of: (i) bunkers (when applicable) on board of the vessels, are valued at cost as determined on the first-in, first-out basis; and (ii) lubricants and stock provisions on board of the vessels as of the balance sheet date, are valued at cost as determined on the first-in, first-out basis.

(h) Vessels, net: Vessels acquired in an asset acquisition or in a business combination are recorded at fair value. Vessels acquired from entities under common control are recorded at historical cost. Subsequent expenditures for ballast water treatment system, major improvements and upgrades are capitalized, provided they appreciably extend the life, increase the earnings capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of the Company’s containerships based on a scrap value of $340 per lightweight ton. Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and the depreciation expense in the period of the revision and future periods.

Management estimates the useful life of the Company’s vessels to be 30 years from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

(i) Impairment of Long-Lived Assets: Vessels, other fixed assets and other long-lived assets held and used by the Company are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. The Company’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment are reviewed, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group and compared to the carrying value of the vessel, the unamortized portion of deferred drydock and special survey costs related to the vessel and the related carrying value of the intangible assets with respect to the time charter agreement attached to that vessel. Within the shipping industry, vessels are customarily bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then-current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over fair value (selling price) for the vessel asset group.

The management of the Company has considered various indicators, including but not limited to the market price of its long-lived assets, its contracted revenues and cash flows and the economic outlook. As of December 31, 2021, the Company concluded that events and circumstances did not trigger the existence of potential impairment of its vessels mainly due to the container market improvement and that step one of the impairment analysis was not required.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

As of December 31, 2020, the Company concluded that events and circumstances did not trigger the existence of potential impairment of its vessels, mainly due to the container market improvement and that step one of the impairment analysis was not required.

For the year ended December 31, 2019, the management of Navios Containers after considering various indicators, including but not limited to the market price of its long-lived assets, its contracted revenues and cash flows and the economic outlook identified impairment indications for 12 of its vessels. In this respect, the Company performed an impairment analysis (step one) to estimate the future undiscounted cash flows for each of these vessels.

The assessment concluded that step two of the impairment analysis was not required and that no impairment of vessels existed for the year ended December 31, 2019, as the undiscounted projected net operating cash flows exceeded the carrying values.

In the event that impairment would occur, the fair value of the related asset would be determined and a charge would be recognized in the consolidated statements of operations calculated by comparing the asset’s carrying value to its fair value. Fair value is estimated primarily through the use of third-party valuations performed on an individual vessel basis.

(j) Deferred Drydock and Special Survey Costs: The Company’s vessels are subject to regularly scheduled drydocking and special surveys which are carried out every 30 or 60 months to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained and under certain conditions. The costs of drydocking and special surveys are deferred and amortized over the above periods or to the next drydocking or special survey date if such date has been determined. Unamortized drydocking or special survey costs of vessels sold are written-off to the consolidated statements of operations in the year the vessel is sold.

Costs capitalized as part of the drydocking or special survey consist principally of the actual costs incurred at the yard, expenses relating to spare parts, paints, lubricants and services incurred solely during the drydocking or special survey period. The amortization expense for the years ended December 31, 2021, 2020 and 2019 was $8,782, $5,311 and $3,639, respectively.

(k) Deferred Financing Costs: Deferred financing costs include fees, commissions and legal expenses associated with obtaining or modifying loan facilities. Deferred financing costs are presented as a deduction from the corresponding liability. These costs are amortized over the life of the related debt using the effective interest rate method, and are presented under the caption “Interest expense and finance cost” in the consolidated statements of operations. The total deferred unamortized financing costs, net were $2,326 and $3,711 as of December 31, 2021 and 2020, respectively, and were presented net under the caption “Current portion of long-term debt, net of deferred finance costs”, “Financial liabilities short term, net of deferred finance costs”, “Long-term financial liabilities, net of current portion and net of deferred finance costs” and “Long-term debt, net of current portion and net of deferred finance costs” in the consolidated balance sheets. Amortization costs for the years ended December 31, 2021, 2020 and 2019 were $1,407, $2,361 and $1,943, respectively.

(l) Foreign Currency Translation: The Company’s functional and reporting currency is the U.S. dollar. The Company engages in worldwide commerce with a variety of entities. Although, its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly U.S. dollar denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the statements of income. The foreign currency gain/(loss) recognized under the caption “Other income” or “Other expense” in the consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019 was $14, $(32) and $1, respectively.

(m) Provisions: The Company, in the ordinary course of business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisers, will provide for a contingent loss in the consolidated financial statements if the contingency had occurred at the date of the consolidated financial statements, the likelihood of loss was probable and the amount can be reasonably estimated. If the Company has determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, the Company will provide for the lower amount within the range. See also Note 11, “Commitments and Contingencies”. As of December 31, 2021, the amount of $(647)/(loss), relating to settlement of outstanding claims was presented under the caption “Other expense” of the consolidated statements of operations. As of December 31, 2020 and 2019, the amount of $428 and $610, respectively, relating to settlement of outstanding claims was presented under the caption “Other income” of the consolidated statements of operations.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

(n) Revenue and Expense Recognition:

The Company generates revenue from time charter of vessels. Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight line basis as the average lease revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Short period charters for less than three months are referred to as spot-charters. Charters extending three months to a year are generally referred to as medium-term charters. All other charters are considered long-term. The Company has determined to recognize lease revenue as a combined single lease component for all time charters (operating leases) as the related lease component and non-lease components will have the same timing and pattern of the revenue recognition of the combined single lease component. The performance obligations in a time charter contract are satisfied over term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Company. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Expenses related to the revenue-generating contracts are recognized as incurred. See Note 2(p).

(o) Deferred Income and Cash Received In Advance: Deferred revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the charter period.

(p) Time Charter and Voyage Expenses: Time charter and voyage expenses comprise all expenses related to each particular voyage, bunkers, port charges, canal tolls, cargo handling, agency fees and brokerage commissions. Also included in time charter and voyage expenses are charterers’ liability insurances, provisions for losses on time charters in progress at year-end and other miscellaneous expenses.

(q) Direct Vessel Expenses: Direct vessel expenses comprise the amortization related to drydock and special survey costs of certain vessels of the Company’s fleet as well as certain extraordinary fees and costs (pursuant to the terms of the management agreement).

(r) Financial Instruments: Financial instruments carried on the balance sheet include cash and cash equivalents, restricted cash, trade receivables and payables, other receivables and other liabilities, long-term debt, loans receivable from parent group companies and financial liabilities. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

Financial Risk Management: The Company’s activities expose it to a variety of financial risks including fluctuations in future time charter hire rates, fuel prices and credit and interest rates risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit Risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents, consisting mostly of deposits, with high credit qualified financial institutions. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition. Due to these factors, management believes that no additional credit risk beyond amounts provided for collection losses is inherent in the Company’s trade receivables.

Liquidity Risk: Prudent liquidity risk management implies maintaining sufficient cash, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. The Company monitors cash balances adequately to meet working capital needs.

Foreign Exchange Risk: Foreign currency transactions are translated into the measurement currency at rates prevailing on the dates of the relevant transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of operations.

Fair Value Risk: See Note 2(v).

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

(s) Income Taxes: The Company is a Marshall Islands limited partnership. Pursuant to various treaties and the United States Internal Revenue Code, the Company believes that substantially all its operations are exempt from income taxes in the Marshall Islands and the United States of America.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece on the basis of the applicable licensing regime are subject to tax liabilities towards the Greek state which is calculated on the basis of the relevant vessel’s tonnage. A tax credit is recognized for tonnage tax (or similar tax) paid abroad, up to the amount of the tax due in Greece. The owner, the manager and the bareboat charterer or the financial lessee (where applicable) are liable to pay the tax due to the Greek state. The payment of said tax exhausts the tax liability of the foreign ship owning company, the bareboat charterer, the financial lessee (as applicable) and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel outside Greece.

Marshall Islands do not impose a tax on international shipping income. Under the laws of Marshall Islands, the country of the companies’ incorporation and formation and vessels’ registration in addition to Panama and Liberia, the companies are subject to registration and tonnage taxes.

(t) Leases: Leases where the Company acts as the lessor are classified as either operating or sales-type / direct financing leases. In cases of lease agreements where the Company acts as the lessor under an operating lease, the Company keeps the underlying asset on the consolidated balance sheet and continues to depreciate the assets over its useful life. In cases of lease agreements where the Company acts as the lessor under a sales-type / direct financing lease, the Company derecognizes the underlying asset and records a net investment in the lease. The Company acts as a lessor under operating leases in connection with all of its revenue arrangements.

In cases of sale and leaseback transactions, if the transfer of the asset to the lessor does not qualify as a sale, then the transaction constitutes a failed sale and leaseback and is accounted for as a financing transaction. For a sale to have occurred, the control of the asset would need to be transferred to the lessor, and the lessor would need to obtain substantially all the benefits from the use of the asset. The Company has entered into sale and leaseback transactions which qualify as failed sale and leaseback transactions as the Company has a purchase obligation to acquire the vessels at the end of the lease term.

(u) Accounts Receivable, net: Accounts receivable includes receivables from charterers for hire, freight and demurrage billings. On January 1, 2020, the Company adopted Accounting Standards Update 2016-13, “Financial Instruments—Credit Losses” (“ASC 326”). At each balance sheet date, the Company maintains an allowance for credit losses for expected uncollectible accounts receivable (see Note 4 – Accounts Receivable, net). The allowance for credit losses as of December 31, 2021 and 2020 was nil (Note 4).

(v) Financial Instruments and Fair Value: Guidance on Fair Value Measurements provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to guidance on Fair Value Measurements.

(w) Time Charters at Favorable Terms: When intangible assets or liabilities associated with the acquisition of a vessel are identified, they are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows. Where charter rates are higher than market charter rates, an asset is recorded, being the difference between the acquired charter rate and the market charter rate for an equivalent vessel. Where charter rates are less than market charter rates, a liability is recorded, being the difference between the assumed charter rate and the market charter rate for an equivalent vessel. The determination of the fair value of acquired assets and assumed liabilities requires the Company to make significant assumptions and estimates of many variables including market charter rates, expected future charter rates, the level of utilization of the Company’s vessels and the Company’s weighted average cost of capital. The use of different assumptions could result in a material change in the fair value of these items, which could have a material impact on the Company’s financial position and results of operations.

The amortizable value of favorable and unfavorable leases is amortized over the remaining lease term and the amortization expense is presented in the consolidated statements of operations under the caption “Depreciation and amortization”.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

NOTE 3: CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$6,487	$7,573

Total cash and cash equivalents	$6,487	$7,573

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

Restricted cash includes amounts held in retention accounts in order to service debt and interest payments, as required by certain of Company’s credit facilities and financial liabilities.

There was no restricted cash as of each of December 31, 2021 and 2020.

NOTE 4: ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	December 31, 2021	December 31, 2020
Accounts receivable	$3,652	$3,456
Less: Provision for credit losses	—	—

Accounts receivable, net	$3,652	$3,456

Financial instruments that potentially subject Navios Containers to concentrations of credit risk are accounts receivable. Navios Containers does not believe its exposure to credit risk is likely to have a material adverse effect on its financial position, results of operations or cash flows.

NOTE 5: OTHER CURRENT ASSETS

As of December 31, 2021 and 2020, other current assets amounted to $1,036 and $674, respectively, which mainly related to Company’s claims receivable. Claims receivable mainly represent claims against vessels’ insurance underwriters in respect of damages arising from accidents or other insured risks.

NOTE 6: VESSELS, NET

Vessels consist of the following:

Vessels	Vessels’ Cost	Accumulated Depreciation	Net Book Value
Balance December 31, 2018	$348,639	$(5,946)	$342,693
Additions	62,513	—	62,513
Depreciation	—	(9,585)	(9,585)

Balance December 31, 2019	$411,152	$(15,531)	$395,621

Additions / Transfers to other assets	(341)	—	(341)
Depreciation	—	(10,310)	(10,310)

Balance December 31, 2020	$410,811	$(25,841)	$384,970

Additions	2,253	—	2,253
Disposals	(6,710)	126	(6,584)
Depreciation	—	(10,419)	(10,419)

Balance December 31, 2021	$406,354	$(36,134)	$370,220

For the years ended December 31, 2021 and 2020 certain extraordinary fees and costs related to regulatory requirements, including ballast water treatment system installation, under Company’s Management Agreement (as defined herein) amounted to $2,253 and $581, respectively, and are presented under the caption “Acquisition of/additions to vessels” in the consolidated statements of cash flows.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

Sale of Vessels

2021

On July 31, 2021, Navios Containers sold the Navios Dedication, a 2008-built Containership of 4,250 TEU to an unrelated third party for a net sale price of $33,893. The aggregate net carrying amount of the vessel, including the remaining carrying balance of dry-dock and special survey cost of $662, amounted to $7,246 as at the date of the sale.

Following the sale of the vessel during the year ended December 31, 2021, the aggregate net amount of $26,647, was presented under the caption “Gain on sale of asset” in the Consolidated Statements of Operations.

Acquisition of Vessels

2019

On April 23, 2019, the Company purchased from an unrelated third party the Navios Constellation, a 2011-built 10,000 TEU containership, for an acquisition cost of $53,360 (including $860 capitalized expenses), pursuant to the exercise of its purchase option in January 2019, based on the memorandum of agreement entered into in November 2018.

NOTE 7: INTANGIBLE ASSETS

Time charters with favorable terms consist of the charter out contracts acquired in relation to containerships purchased and are analyzed as following:

Time charters with favorable terms	December 31, 2021	December 31, 2020
Acquisition cost	$—	$71,535
Accumulated amortization	—	(71,535)

Time charters with favorable terms net book value	$—	$—

Amortization expense for the years ended December 31, 2021, 2020 and 2019 amounted to $0, $6,288 and $19,062, respectively, and is presented under the caption “Depreciation and amortization” in the consolidated statements of operations.

Intangible assets subject to amortization were amortized using straight line method over their estimated useful lives to their estimated residual value of zero. As of December 31, 2021, the Company did not have any unamortized intangible assets.

NOTE 8: BORROWINGS

Borrowings consist of the following:

Navios Containers credit facilities	December 31, 2021	December 31, 2020
ABN AMRO Bank N.V. $50 million facility	$13,050	$19,250
BNP Paribas $54 million facility	30,469	37,240
BNP Paribas facility	30,149	—

Total loans	$73,668	$56,490
Minsheng Financial Leasing Co. Ltd Financial liability	57,135	70,751
Bank of Communications Financial Leasing Co., Ltd Limited Financial liability	94,747	108,629

Total borrowings	$225,550	$235,870

Total borrowings	December 31, 2021	December 31, 2020
Total borrowings	$225,550	$235,870
Less: current portion of long-term debt	(26,277)	(10,611)
Less: current portion financial liabilities	(19,661)	(22,165)
Less: Deferred financing costs	(2,326)	(3,711)

Total long-term borrowings, net	$177,286	$199,383

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

ABN AMRO BANK N.V Facility: On December 3, 2018, the Company entered into a facility agreement with ABN AMRO for an amount of up to $50,000 divided into two tranches: (i) the first tranche is for an amount of up to $41,200 in order to refinance the outstanding debt of four containerships and to partially finance the acquisition of one containership; and (ii) the second tranche is for an amount of up to $8,800 in order to partially finance the acquisition of one containership. This loan bears interest at a rate of LIBOR plus 350 bps. The Company drew the entire amount under this facility, net of the loan’s discount of $500 in the fourth quarter of 2018. On June 28, 2019, the Company entered into a supplemental agreement with ABN AMRO, under which the Company made a partial prepayment of the loan in the aggregate amount of $9,400 and two containerships were released from the facility. In December 2021, following an additional supplemental agreement with the ABN AMRO, the Company made a partial prepayment of the loan in the aggregate amount of $2,000 and three containerships were released from the facility. The outstanding loan amount as of December 31, 2021 was $13,050 and is repayable in four quarterly installments, in the amount of $750 each, along with a final balloon payment of $10,050 payable together with the last installment due in December 2022.

BNP Paribas Facilities: On June 26, 2019, the Company entered into a facility agreement with BNP Paribas for an amount of up to $54,000 to refinance the existing facilities of seven containerships. On June 27, 2019, the Company drew $48,750 net of loan’s discount of $405. This loan bears interest at a rate of LIBOR plus 300 bps. As of December 31, 2021, the facility is repayable in 10 quarterly installments in the amount of $1,693 each, along with a final balloon payment of $13,542 payable together with the last installment, falling due on June 2024. As of December 31, 2021, the outstanding loan amount under this facility was $30,469 and no amount remains to be drawn.

On December 13, 2021, Chernava Marine Corp., a wholly owned subsidiary of the Company, became borrower to a credit facility of Navios Partners with BNP Paribas and Credit Agricole Corporate and Investment Bank (“CACIB”) as amended and restated in December 13, 2021 for a total amount of $91,375, out of which a tranche of $30,149 refers to the Company’s vessels. This loan bears interest at LIBOR plus 285 bps per annum. As of December 31, 2021, the Company’s tranche of the facility is repayable in 15 equal consecutive quarterly installments in the amount of $1,650 each, together with a final balloon payment of $5,403 to be repaid on the last repayment date falling due on August 2025. As of December 31, 2021, the outstanding loan amount under this facility is $30,149 and no amount remains to be drawn.

Hamburg Commercial Bank AG and Alpha Bank A.E.: On June 28, 2018, the Company entered into a facility agreement with Hamburg Commercial Bank AG and Alpha Bank A.E. for an amount of up to $36,000 to finance part of the purchase price of two containerships. This loan bore interest at a rate of LIBOR plus 325 bps. As of December 31, 2019, the Company had drawn $36,000 under this facility, net of the loan’s discount of $270. On March 13, 2020, the Company repaid the facility in full. There was no outstanding loan amount under the facility as of December 31, 2021.

On November 9, 2018, the Company entered into a facility agreement with Hamburg Commercial Bank AG divided into four tranches of up to $31,800 each to finance part of the purchase price of up to four 10,000 TEU containerships. This loan bore interest at a rate of LIBOR plus 325 bps and had a commitment fee of 0.75% per annum on the undrawn loan amount. On March 12, 2019 and October 16, 2019, Navios Containers cancelled two of the tranches of the facility at no cost. On March 13, 2019, the Company drew $30,150 of the second tranche, net of the loan’s discount of $166, to refinance the outstanding debt of one containership. On April 18, 2019, the Company drew $31,122 of the fourth tranche, net of the loan’s discount of $233, to finance part of the purchase price of one containership. On March 13, 2020, the Company repaid the facility in full. There was no outstanding loan amount under the facility as of December 31, 2021.

In December 2021, Navios Partners entered into a loan agreement with Hamburg Commercial Bank AG and Alpha Bank S.A. of $182,872 in order to partially refinance the existing indebtedness of seven tanker vessels of Navios Partners and two container vessels of Navios Containers.

Sellers’ Credit: In January 2019, the Company entered into a sellers’ credit agreement (the “Sellers’ Credit”) in connection with the acquisition of two 10,000 TEU containerships, for an amount of up to $20,000 at a rate of 5% per annum, divided in two tranches of $15,000 and $5,000. On April 23, 2019, following the acquisition of one 2011-built 10,000 TEU containership, the Company drew $15,000, net of discount of $150. In July 2019, following the conversion of the purchase obligation of the second 2011-built 10,000 TEU containership into an option, the second tranche expired. The Sellers’ Credit was repaid in full in January 2020.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

Financial liabilities: On May 25, 2018, the Company entered into a $119,000 sale and leaseback transaction with Minsheng Financial Leasing Co. Ltd in order to refinance the outstanding balance of the existing facilities of 18 containerships. The Company has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transfer of the vessels was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the respective vessels from its balance sheet and accounted for the amounts received under the sale and leaseback transaction as a financial liability. On June 29, 2018, the Company completed the sale and leaseback of the first six vessels for $37,500. On July 27, 2018 and on August 29, 2018, the Company completed the sale and leaseback of four additional vessels for $26,000. On November 9, 2018, the Company completed the sale and leaseback of four additional vessels for $26,700. The Company did not proceed with the sale and leaseback transaction of the four remaining vessels. In July 2021, following the sale of one 2008-built container vessel of 4,250 TEU, the amount of $4,778 was prepaid. Following the prepayment, Navios Containers is obligated to make 28 monthly payments in respect of all 13 vessels ranging from $254 to $797 each. Navios Containers also has an obligation to purchase the vessels at the end of the fifth year for $41,850. As of December 31, 2021, the outstanding balance under this sale and leaseback transaction was $57,135.

On March 11, 2020, the Company completed a $119,060 sale and leaseback transaction with Bank of Communications Financial Leasing Co., Ltd Limited to refinance the existing credit facilities of two 8,204 TEU containerships and two 10,000 TEU containerships. The Company has a purchase obligation to acquire the vessels at the end of the lease term and under ASC 842-40, the transfer of the vessels was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the respective vessels from its balance sheet and accounted for the amounts received under the sale and leaseback transaction as a financial liability. The Company drew the entire amount on March 13, 2020, net of discount of $1,191. The Company also has an obligation at maturity to purchase: (i) the two 10,000 TEU containerships for $25,500 in the aggregate; and (ii) the two 8,204 TEU containerships for $18,000 in the aggregate. The sale and leaseback agreement: (i) is repayable in 25 quarterly installments of $2,010 each, in the aggregate, matures in March 2027 and bears interest at LIBOR plus 310 bps per annum for the two 10,000 TEU containerships; and (ii) is repayable in 17 quarterly installments of: (a) $16.0 per day, in the aggregate, for the first five installments; and (b) $6.9 per day, in the aggregate, for the remaining 12 installments, matures in March 2025 and bears interest at LIBOR plus 335 bps per annum for the two 8,204 TEU containerships. As of December 31, 2021, the outstanding balance under this sale and leaseback transaction was $94,747.

Amounts drawn are secured by first priority mortgages on the Company’s vessels. The credit facilities and financial liabilities contain a number of restrictive covenants that limit Navios Containers and/or its subsidiaries from, among other things: incurring or guaranteeing indebtedness; entering into affiliate transactions other than on arm’s length terms; charging, pledging or encumbering the vessels; changing the flag, class, management or ownership of the Company’s vessels; acquiring any vessel or permitting any guarantor to acquire any further assets or make investments; purchasing or otherwise acquiring for value any units of its capital or declaring or paying any distributions; permitting any guarantor to form or acquire any subsidiaries. The majority of credit facilities and financial liabilities also require the vessels to comply with the ISM Code and ISPS Code and to maintain safety management certificates and documents of compliance at all times.

The Company’s credit facilities and certain financial liabilities also require compliance with a number of financial covenants, some of which are tested at the Navios Partners level following the completion of the Merger, including: (i) maintain a required security ranging over 111% to 140%; (ii) minimum free consolidated liquidity in an amount equal to $500 per owned vessel and a number of vessels as defined in the Company’s credit facilities and financial liabilities; (iii) maintain a ratio of total liabilities or total debt to total assets (as defined in the Company’s credit facilities) ranging from less than 0.75 to 0.80; and (iv) maintain a minimum net worth ranging from $30,000 to $135,000. Among other events, it will be an event of default under the Company’s credit facilities and financial liabilities if the financial covenants are not complied with.

As of December 31, 2021, the Company was in compliance with its covenants.

The annualized weighted average interest rates of the Company’s total borrowings were 4.08%, 4.54% and 5.72% for the years ended December 31, 2021, 2020 and 2019, respectively.

For the years ended December 31, 2021, 2020 and, 2019, interest expense amounted to $9,136, $11,551 and $14,903, respectively, and is presented under the caption “Interest expense and finance cost” in the consolidated statements of operations.

The maturity table below reflects the principal payments for the next five years of all borrowings of the Company outstanding as of December 31, 2021, based on the repayment schedules of the respective secured credit facilities and financial liabilities (as described above).

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

Payment due by 12 month period ending
December 31, 2022	$46,839
December 31, 2023	72,029
December 31, 2024	34,096
December 31, 2025	37,033
December 31, 2026	8,042
Thereafter	27,511

Total	$225,550

NOTE 9: FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value amounts of many of Navios Containers’ financial instruments, including accounts receivable and accounts payable approximate their fair value due primarily to the short-term maturity of the related instruments.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Balance due from related parties, non-current: The carrying amount of due from related parties, non-current reported in the consolidated balance sheet approximates its fair value.

Balance due from parent group companies: The carrying amount of due from parent group companies reported in the consolidated balance sheet approximates its fair value.

Loans receivable from parent group companies, including current portion: The outstanding balance of the loans receivable from parent group companies approximates its fair value.

Balance due to related parties, current: The carrying amount of due to related parties, current reported in the consolidated balance sheet approximates its fair value.

Long-term debt: The book value has been adjusted to reflect the net presentation of deferred finance costs. The outstanding balance of the floating rate loans continues to approximate its fair value, excluding the effect of any deferred finance costs.

Financial liabilities: The book value has been adjusted to reflect the net presentation of deferred finance costs. The outstanding balance of the financial liabilities continues to approximate their fair value, excluding the effect of any deferred finance costs.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2021		December 31, 2020
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$6,487	$6,487	$7,573	$7,573
Balance due from related parties, non-current	$8,157	$8,157	$8,436	$8,436
Balance due from parent group companies	$381	$381	$—	$—
Loans receivable from parent group companies, including current portion	$44,449	$44,449	$—	$—
Balance due to related parties, current	$(14,859)	$(14,859)	$—	$—
Long-term debt, including current portion, net	$(73,373)	$(73,668)	$(55,722)	$(56,490)
Financial liabilities, including current portion, net	$(149,851)	$(151,882)	$(176,437)	$(179,380)

Fair Value Measurements

The estimated fair value of our financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, are as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable.

	Fair Value Measurements at December 31, 2021
	Total	(Level I)	(Level II)	(Level III)
Cash and cash equivalents	$6,487	$6,487	$—	$—
Balance due from related parties, non-current(1)	$8,157	$—	$8,157	$—
Balance due from parent group companies (2)	$381	$—	$381	$—
Loans receivable from parent group companies, including current portion (3)	$44,449	$—	$44,449	$—
Balance due from to related parties, current (4)	$(14,859)	$—	$(14,859)	$—
Long-term debt, including current portion, net (5)	$(73,668)	$—	$(73,668)	$—
Financial liabilities, including current portion, net (6)	$(151,882)	$—	$(151,882)	$—

	Fair Value Measurements at December 31, 2020
	Total	(Level I)	(Level II)	(Level III)
Cash and cash equivalents	$7,573	$7,573	$—	$—
Balance due from related parties, non-current(1)	$8,436	—	$8,436	$—
Long-term debt, including current portion, net(5)	$(56,490)	—	$(56,490)	$—
Financial liability, including current portion, net (6)	$(179,380)	—	$(179,380)	$—

(1)

The fair value of the Company’s receivable from related parties is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the counterparty’s creditworthiness.

(2)

The fair value of the Company’s receivable from parent group companies is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the counterparty’s creditworthiness.

(3)

The fair value of the Company’s loans receivable from parent group companies is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness.

(4)

The fair value of the Company’s payable to related parties is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness.

(5)

The fair value of the Company’s long-term debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness.

(6)

The fair value of the Company’s financial liabilities is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness.

NOTE 10: LEASES

The future minimum contractual lease revenue (charter-out rates are presented net of commissions), for which a charter party has been concluded as of December 31, 2021, is as follows:

Amount in thousands of U.S. dollars
2022	$364,554
2023	274,120
2024	242,050
2025	206,232
2026	147,238
Thereafter	248,767

Total minimum lease revenue, net of commissions	$1,482,961

Revenues from time charters are generally not received when a vessel is off-hire, which includes time required for scheduled maintenance of the vessel.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

NOTE 11: COMMITMENTS AND CONTINGENCIES

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions are recognized in the consolidated financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date the consolidated financial statements were prepared. While the ultimate disposition of these actions cannot be predicted with certainty, management does not believe the outcome, individually or in aggregate, of such actions will have a material effect on the Company’s financial position, results of operations or cash flows.

In February 2019, the Company announced the exercise of an option to acquire a 2011-built 10,000 TEU containership from an unrelated third party for a purchase price of $52,500. In July 2019, the Company converted the obligation to purchase a 2011-built 10,000 TEU containership, into an option. The agreement granted the Company the option and the right of first refusal to acquire the vessel at terms mutually agreed with the seller. During the fourth quarter of 2019, the Company received notice from the sellers to acquire the vessel. The Company did not exercise the option and the containership was sold to a third party. As a result, the Company made a payment of $3,000 to the sellers on April 1, 2020.

NOTE 12: TRANSACTIONS WITH RELATED PARTIES

Vessel operating expenses: Pursuant to a management agreement dated June 7, 2017, as amended on November 23, 2017, April 23, 2018, June 1, 2018 and August 28, 2019 (the “Management Agreement”), the Manager provides commercial and technical management services to the Company’s vessels. The term of this agreement is for an initial period of five years with an automatic extension for five years periods thereafter unless a notice for termination is received by either party. In August 2019, the Company extended the duration of the Management Agreement until January 1, 2025, with an automatic renewal for an additional five years, unless earlier terminated by either party, and provides for payment of a termination fee by the Company, equal to the fees charged for the full calendar year preceding the termination date, in the event the Management Agreement is terminated on or before December 31, 2024. The fixed vessel operating expenses charged by the Manager for the period through December 31, 2019 and the two-year period commencing January 1, 2020 are: (a) $6.1 and $6.2 daily rate per Container vessel of 3,000 TEU up to 4,999 TEU, respectively; (b) $7.4 and $7.8 daily rate per Container vessel of 8,000 TEU up to 9,999 TEU, respectively; (c) $7.4 and $8.3 daily rate per Container vessel of 10,000 TEU up to 11,999 TEU, respectively; and (d) commencing January 1, 2020, $0.1 per vessel daily rate for technical and commercial management services. Commencing January 1, 2022, the fees described in subsections (a) through (c) are subject to an annual increase of 3%, unless otherwise agreed. This fixed daily fee covers all of the vessels operating expenses, other than certain extraordinary fees and costs, as defined in the Management Agreement. For the years ended December 31, 2021 and 2020 certain extraordinary fees and costs related to regulatory requirements, including ballast water treatment system installation, under Company’s Management Agreement amounted to $2,253 and $581, respectively, and are presented under the caption “Acquisition of/additions to vessels” in the consolidated statements of cash flows. During year ended December 31, 2021, certain extraordinary fees and costs related to Covid-19 measures, including crew related expenses, amounted to $1,416 are presented under the caption of “Direct vessel expenses” in the Consolidated Statements of Operations. During year ended December 31, 2021, certain extraordinary fees and costs related to Covid-19 measures, including crew related expenses, amounted to $696 are presented under the caption of “Other expense” in the Consolidated Statements of Operations.

Drydocking and special survey are paid to the Manager at cost.

Total fixed vessel operating expenses for the years ended December 31, 2021, 2020 and 2019, under the respective agreement amounted to $67,996, $69,147 and $65,638, respectively, and are presented under the caption “Vessel operating expenses (entirely through related parties’ transactions)” in the consolidated statements of operations.

General & administrative expenses: Pursuant to the administrative services agreement, dated June 7, 2017, as amended on August 28, 2019 (the “Administrative Agreement”), the Manager also provides administrative services to the Company, which include bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other. The Manager is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. The term of this agreement is for an initial period of five years with an automatic extension for five years periods thereafter unless a notice for termination is received by either party. In August 2019, the Company extended the duration of the Administrative Agreement until January 1, 2025, with an automatic renewal for an additional five years, unless earlier terminated by either party. The amendment dated August 28, 2019 also provides for payment of a termination fee, equal to the fees charged for the full calendar year preceding the termination date, by the Company in the event the Administrative Agreement is terminated on or before December 31, 2024. Total general and administrative fees charged by the Manager for the years ended December 31, 2021, 2020 and 2019 amounted to $8,860, $8,120 and $8,034, respectively, and are presented under the caption “General and administrative expenses” in the consolidated statements of operations.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

Balance due from/(to) related parties: Balance due to related parties as of December 31, 2021 amounted to $14,859 (December 31, 2020: Balance due from related parties $150), and the long-term receivable amounted to $8,157 (December 31, 2020: $8,436). The balances mainly consisted of administrative fees, drydocking, extraordinary fees and costs related to regulatory requirements including ballast water treatment system, other expenses, as well as fixed vessel operating expenses, in accordance with the Management Agreement.

Balance due from parent group companies: Balance due from parent group companies as of December 31, 2021 amounted to $381 and related to amounts due from Navios Partners and its subsidiaries. No amount was due from/(to) parent group companies was outstanding as of December 31, 2020.

Omnibus Agreement: On June 7, 2017, the Company entered into an omnibus agreement with Navios Maritime Acquisition Corporation (“Navios Acquisition”), Navios Holdings and Navios Partners pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and their controlled affiliates generally have granted a right of first refusal over any containerships to be sold or acquired in the future (the “Omnibus Agreement”). The Omnibus Agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings and Navios Partners or any of their controlled affiliates to compete with the Company under specified circumstances.

General partner: Following the Second Merger, Migen Shipmanagement Ltd became the general partner of Navios Containers.

Merger with Navios Partners: On March 31, 2021, Navios Containers completed the merger contemplated by the Merger Agreement, dated as of December 31, 2020, by and among Navios Partners, its direct wholly-owned subsidiary Merger Sub, Navios Containers LP and Navios Maritime Containers GP LLC, Navios Containers LP’s general partner at the time. Pursuant to the Merger Agreement, Merger Sub merged with and into Navios Containers LP, with Navios Containers LP continuing as the surviving partnership. As a result of the merger, Navios Containers LP became a wholly-owned subsidiary of Navios Partners. Pursuant to the terms of the Merger Agreement, each outstanding common unit of Navios Containers LP that was held by a unitholder other than Navios Partners, Navios Containers LP and their respective subsidiaries was converted into the right to receive 0.39 of a common unit of Navios Partners. Following the exercise of the Second Merger, Navios Containers LP merged with and into Navios Maritime Containers Sub L.P., with Navios Maritime Containers Sub L.P. continuing as the surviving partnership, and Migen Shipmanagement Ltd became the Company’s general partner.

Loans receivable from parent group companies

On December 17, 2021, Navios Containers and Navios Acquisition entered into a loan agreement under which Navios Containers agreed to make available to Navios Acquisition a facility of up to $30,149 for general corporate purposes. As of the date hereof, the full amount of the facility has been drawn. As of December 31, 2021, the outstanding balance of the facility was $30,149. The facility matures in the third quarter of 2025 and bears interest at LIBOR plus 285 bps per annum.

On December 15, 2021, Navios Containers and Navios Acquisition entered into a loan agreement under which Navios Containers agreed to make available to Navios Acquisition a facility of up to $14,300 for general corporate purposes. As of the date hereof, the full amount of the facility has been drawn. As of December 31, 2021, the outstanding balance of the facility was $14,300. The facility matures in the fourth quarter of 2024 and bears interest at LIBOR plus 230 bps per annum.

NOTE 13: TRANSACTION-RELATED EXPENSES

Transaction-related expenses for the year ended December 31, 2021 and 2020 amounted to $348 and $1,626, respectively, and related to expenses incurred in connection with the Company’s Merger Agreement (see Note 12 – Transactions with related parties).

NOTE 14: PARTNERS’ CAPITAL

Common units represent limited partnership interests in the Company. The holders of common units are entitled to participate pro rata in distributions from the Company and to exercise the rights or privileges that are available to common unit holders under the Company’s partnership agreement.

In July 2020, the Board of Directors authorized a common unit repurchase program for up to $6,000 of the Company’s common units over a one-year period. Common unit repurchases were made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of repurchases under the program were be determined by Company’s management based upon market conditions and other factors. Repurchases were made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program did not require any minimum repurchase or any specific number of units of common equity. As of December 31, 2020, the Company had repurchased 2,157,523 common units, at a total cost of approximately $1,783.

NAVIOS MARITIME CONTAINERS SUB L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars except unit and per unit data)

Following the private placements, the conversion and the repurchase program described above, the Company had a total of 32,445,577 common units outstanding as of December 31, 2020.

On March 31, 2021, Navios Containers completed the Merger contemplated by the Merger Agreement.

Under the terms of the Merger Agreement, Navios Partners acquired all of the publicly held common units of Navios Containers LP through the issuance of 8,133,452 newly issued common units of Navios Partners in exchange for the publicly held common units of Navios Containers LP at an exchange ratio of 0.39 units of Navios Partners for each Navios Containers LP common unit. Following the Second Merger, Migen Shipmanagement Ltd owns 100% of the general partner interest and Navios Partners owns 100% of the limited partner interest.

Upon completion of the Merger on March 31, 2021, beginning from April 1, 2021, the results of operations of Navios Containers are included in Navios Partners’ Consolidated Statements of Operations.

NOTE 15: CASH DISTRIBUTIONS

In December 2021, the Board of Directors of Navios Containers authorized and paid a cash distribution for the year ended December 31, 2021 of $85,000. Any distribution will be at the discretion of the Company’s Board of Directors and will depend on, among other things, Navios Containers’ cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

NOTE 16: SUBSEQUENT EVENT

In February 2022, Navios Containers agreed to sell the Navios Utmost and the Navios Unite, two 2006-built Containerships of 8,204 TEU each, to an unrelated third party for an aggregate sales price of $220,000. The sale is expected to be completed during the second half of 2022 and the gain on sale of vessels is expected to be approximately $152,140.

On March 28, 2022, a wholly owned subsidiary of the Company, became borrower into a new credit facility of Navios Partners with a commercial bank for a total amount of up to $55,000 in order to refinance the existing indebtedness of one the Company’s vessel, two of Navios Partner’s vessels and for general corporate purposes. Out of $55,000, a tranche of $29,094 refers to the Company’s vessel. The credit facility matures in March 2027 and bears interest at daily cumulative or non-cumulative compounded RFR rate (as defined in the loan agreement) plus 2.25% per annum. On March 31, 2022, the entire amount was drawn under this loan.